Exhibit 4.3

LONG-TERM INCENTIVE PLAN 2019

CONTENT

LTI Plan - Plan Conditions	2
§ 1 Eligibility	2
§ 2 Grant Size and Allocation of Performance Shares	2
§ 3 Grant Date, Performance Period and Exercise	2
§ 4 KPI(s), Determination of Performance Share Allocation	3
§ 5 Taxation, Duties and other Expenses	5
§ 6 Contractual rights	5
§ 7 Early Termination	5
§ 8 Adjustments to the LTI Plan	7
§ 9 Applicable Law, Court of Jurisdiction	7
§ 10 Miscellaneous	7
§ 11 Effectiveness	7
Definitions	8

Preliminary remark:

Unless specifically set out in the following provisions, defined terms shall have the meaning ascribed to them in the catalogue of definitions at the end of this document.

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LTI Plan - Plan Conditions
(the “Plan Conditions”)

§ 1 Eligibility

(1)
Each year the Board of Directors of MorphoSys US Inc. (the “Board of Directors”) – upon prior approval of MorphoSys AG – determines on a discretionary basis if this Long-term Incentive Plan (“LTI Plan”) will be operated, which members of the management and key employees of MorphoSys US Inc. (the “Participants”) will be eligible for participation in the relevant year, and to what extent Performance Shares (as defined below) will be granted to Participants. The LTI Plan is subject to the achievement of defined key performance indicator(s) (“KPI(s)”). For the avoidance of doubt: The Board of Directors is not obliged to adopt a resolution as to whether or not the LTI Plan will be operated in one specific year, and if the Board of Directors does not do so, no claims whatsoever as to the operation of the LTI Plan or the granting of Performance Shares shall exist.

(2)	Participation is subject to an annual written invitation by MorphoSys US Inc. to participate in the LTI Plan.

§ 2 Grant Size and Allocation of Performance Shares

(1)
The grant size for each Participant will be based on a fixed USD amount as determined by the Board of Directors upon prior approval of MorphoSys AG. The fixed amount as determined for each Participant individually prior to the Grant is converted into performance shares (“Performance Shares”) based on the last 30 trading days average XETRA closing price (Schlusskurs) of one share of MorphoSys AG on the regulated market of the Frankfurt Stock Exchange (Frankfurter Wertpapierbörse) before (and excluding) the Grant Date (the “Average Share Closing Price” and the “Initial Number of Performance Shares”, respectively). The required USD/EUR conversion shall be based on the Euro foreign exchange reference rate, as published on the official website of the European Central Bank (ECB) on the Grant Date. Fractional amounts of Performance Shares will be commercially rounded (<0.50 = 0, ≥0.50 = 1).

(2)
The right of each Participant to receive Performance Shares arises after expiry of each Performance Period for 25% of the Initial Number of Performance Shares. The Final Number of Performance Shares which are allocated after each Performance Period depends on the level of achievement of the KPI(s) during the respective Performance Period (see § 4 below).

§ 3 Grant Date, Performance Period and Exercise

(1)
The Grant Date for the Initial Number of Performance Shares will be defined by the Board of Directors upon prior approval of MorphoSys AG. No Grant will be made to Participants with a terminated contract at Grant Date.

(2)
Each Performance Period has a term of one (1) year and relates to 25% of the Initial Number of Performance Shares (see § 2 (2) above) (each a “Performance Period”). The Performance Periods start at the Grant Date and each anniversary of the Grant Date. For example, in case of the Grant Date being 1 April 2019, the respective Performance Periods – each for 25% of the Initial Number of Performance Shares – would be as follows:

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●	First Performance Period: from Grant Date (1 April 2019) until 31 March 2020;
●	Second Performance Period: from 1 April 2020 until 31 March 2021;
●	Third Performance Period: from 1 April 2021 until 31 March 2022; and
●	Fourth Performance Period: from 1 April 2022 until 31 March 2023.

(3)
The right to receive Performance Shares arises with regard to up to 25% of the Initial Number of Performance Shares at the end of each Performance Period, provided that all prerequisites (in particular those set forth under § 4 below) are met (“Performance Share Allocation”).

(4)
Allocated Performance Shares must be exercised within six months after the Performance Share Allocation (the “Exercise Period”), provided that, for any Participant who is a U.S. taxpayer, such exercise must occur in the same calendar year, and such Exercise Period shall terminate on the last day of the calendar year, in which the end of the applicable Performance Period and the Performance Share Allocation occur. Allocated Performance Shares may only be exercised within the Exercise Period collectively and not in parts. Allocated Performance Shares which have not been exercised within the Exercise Period lapse (verfallen). In order to avoid insider trading laws violations as per Art. 14, 7 et seq. of the European Market Abuse Regulation (MAR) and subordinate legislation, under comparable laws of any other jurisdiction as well as the internal policies of MorphoSys Group, and by way of precaution, shares in MorphoSys AG stemming from exercised Performance Shares may not be sold (i) by a Participant during so-called “non-trading days” as published by MorphoSys AG on the intranet or as communicated by email, and (ii) in case the respective Participant would, in carrying out any transaction relating to shares in MorphoSys AG, not comply with all applicable insider trading rules and the insider guidelines of MorphoSys Group in their respective current version. MorphoSys AG reserves the right to define further periods during which shares may not be sold.

(5)
The Board of Directors – upon prior approval of MorphoSys AG – reserves the right to pay out a specific amount in cash upon exercise of allocated Performance Shares instead of transferring shares in MorphoSys AG to the respective Participant. The cash payment shall be equivalent to the value of the shares in MorphoSys AG to be transferred to the Participant at the date of pay out, provided, however, that such cash payment shall be capped at 200% of the Average Share Closing Price of the shares at Grant Date with the number of shares being calculated according to § 4.

§ 4 KPI(s), Determination of Performance Share Allocation

(1)
KPI(s) are applied to determine the number of Performance Shares to be finally allocated to the eligible Participant upon expiry of each Performance Period (“Final Number of Performance Shares”). For this purpose, KPIs will be measured and evaluated with regard to each Performance Period on the basis of the performance of MorphoSys US Inc. during the respective preceding fiscal year, namely in relation to the performance goals as defined and approved for MorphoSys US Inc. for the respective preceding fiscal year by the Board of Directors with the prior approval of MorphoSys AG (the “MorphoSys US Inc. Performance”). For example, in case of the Grant Date being 1 April 2019, KPIs will be measured and evaluated for the first Performance Period (see § 3 (2) above) on the basis of the MorphoSys US Inc. Performance during the fiscal year 1 January 2019 through 31 December 2019.

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(2)
Based on the MorphoSys US Inc. Performance during the respective preceding fiscal year, by the end of the applicable Performance Period the Board of Directors will determine the degree of goal achievement and, based thereon – upon prior approval of MorphoSys AG – will determine a “Yearly KPI Achievement Rate” for the respective Performance Period; each Yearly KPI Achievement Rate will be specified as a percentage and may range between 0% up to a maximum of 125% (cap). For example, the Yearly KPI Achievement Rate for the first Performance Period will be determined by the Board of Directors by the end of the first Performance Period, i.e. until 31 March 2020, upon prior approval of MorphoSys AG on the basis of the MorphoSys US Inc. Performance during the fiscal year 1 January 2019 through 31 December 2019.

(3)
The Final Number of Performance Shares for the respective Performance Period will be calculated by multiplying (i) 25% of the Initial Number of Performance Shares granted to a Participant with (ii) the Yearly KPI Achievement Rate for the respective Performance Period, provided, however, that at least a Yearly KPI Achievement Rate of 50.00% must be reached (hurdle), otherwise the Final Number of Performance Shares for the respective Performance Period will be 0. Fractional amounts in the Final Number of Performance Shares will be commercially rounded.

For example, if a Participant has been granted 1,000 Performance Shares (i.e. the Initial Number of Performance Shares is 1,000) and the Yearly KPI Achievement Rate for the first Performance Period is 73%, the Final Number of Performance Shares for the first Performance Period would be 183 (25% of 1,000 Performance Shares, i.e. 250 multiplied with 73%, i.e. the Yearly KPI Achievement Rate for the first Performance Period = 182.5, commercially rounded to 183). Assuming the Yearly KPI Achievement Rate for the first Performance Period is 48%, the Final Number of Performance Shares would be 0, given that the hurdle of a Yearly KPI Achievement Rate of at least 50.00% has not been reached. Assuming the Yearly KPI Achievement Rate for the first Performance Period is the maximum of 125% (cap), the Final Number of Performance Shares would be 313 (25% of 1,000 Performance Shares, i.e. 250 multiplied with 125%, i.e. the Yearly KPI Achievement Rate for the first Performance Period = 312.5, commercially rounded to 313).

The following chart illustrates the development of the Yearly KPI Achievement Rate and the Final Number of Performance Shares:

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Yearly KPI Achievement Rate	Calculation of Final Number of Performance Shares
0%	Final Number of Performance Shares = 0, given that the hurdle of a Yearly KPI Achievement Rate of at least 50.00% has not been reached
1%
2%
3%
[etc.]
48%
49%
< 50.00%
50.00% (Hurdle)	[25% of Initial Number of Performance Shares] x 50.00%
51%	[25% of Initial Number of Performance Shares] x 51%
52%	[25% of Initial Number of Performance Shares] x 52%
[etc.]	[etc.]
124%	[25% of Initial Number of Performance Shares] x 124%
125% (Cap)	[25% of Initial Number of Performance Shares] x 125%

(4)	The allocation of Performance Shares is subject to the prior opening of a deposit account within the Partnership Banking of Deutsche Bank (condition precedent for the allocation).

§ 5 Taxation, Duties and other Expenses

(1)
Subject to mandatory law, all taxes, duties and other expenses associated with the allocation and/or settlement of Performance Shares shall be borne by the Participant. The Participant is liable for compliance with all applicable tax and social security laws as well as for the orderly payment of taxes and possibly accruing social security contributions. MorphoSys US Inc. may withhold and pay the accruing taxes, duties and other expenses according to the applicable laws on behalf of the Participant.

(2)	Participants are asked to seek advice from their external tax advisor or accountant with respect to the existing taxation and social security laws in their country.

(3)	Taxation and other withholdings related to the Performance Shares will be due on the date of transfer of the shares or a cash settlement.

§ 6 Contractual rights

(1)	Performance Shares are not transferrable, unless by will or applicable laws of descent upon the death of the relevant Participant.

(2)	There shall be no right to compensation for loss of rights on leaving employment for any reason.

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§ 7 Early Termination

If a Participant ceases to hold an office or ceases to be employed within MorphoSys US Inc. before the expiry of a Performance Period, the Participant (or his/her heirs) will be entitled to a pro-rated Performance Share allocation for such Performance Period (i.e. the Performance Shares to be allocated to the Participant shall be scaled according to fractional presence on a daily basis), whereas all Performance Shares for which the respective Performance Period has not yet started will lapse without substitution or compensation. The number of Performance Shares to be allocated will be determined as of the day the office or employment is terminated (the “Termination”), while the right to receive this Performance Share Allocation arises only on the date the respective Performance Period ends, and subject to all other provisions of the LTI Plan. If Termination takes place during the first Performance Period, the Final Number of Performance Shares to be allocated to the Participant for the first Performance Period will be determined by applying the Yearly KPI Achievement Rate for the first Performance Period, as determined by the Board of Directors in accordance with § 4 (2) above. If Termination takes place during the second, third or fourth Performance Period, the Final Number of Performance Shares to be allocated to the Participant for the Performance Period in which Termination takes place (i.e. for the second, third or fourth Performance Period, as the case may be) will be determined by applying the simple average percentage of all Yearly KPI Achievement Rates for all earlier Performance Periods which have already fully lapsed at the time of Termination. The above shall not apply if a Participant is given notice for good reason to terminate the office or employment before the expiry of a Performance Period. In this case the Participant shall not be entitled to any Performance Share Allocation with respect to the Performance Period in which the Participant’s Termination occurs or any subsequent Performance Period.

Examples:

◾
In a case where Participant’s Termination occurs 50 days after the beginning of the first Performance Period for reasons other than the Participant having been given notice for good reason to terminate the employment, assuming the Board of Directors has determined a Yearly KPI Achievement Rate of 80% for the first Performance Period, the Final Number of Performance Shares to be allocated to the Participant for the first Performance Period would be 27 (25% of 1,000 Performance Shares, i.e. 250 multiplied with 80%, i.e. the Yearly KPI Achievement Rate for such Performance Period = 200, to be scaled according to fractional presence on a daily basis, i.e. 200 x [50 / 365] = 27.40, i.e. commercially rounded 27).

◾
In a case where Participant’s Termination occurs two years and 50 days after the Grant Date (i.e. during the third Performance Period) for reasons other than the Participant having been given notice for good reason to terminate the employment, assuming the Board of Directors has determined (i) a Yearly KPI Achievement Rate of 50% for the first Performance Period and (ii) a Yearly KPI Achievement Rate of 100% for the second Performance Period, the Final Number of Performance Shares to be allocated to the Participant for the third Performance Period would be 26 (25% of 1,000 Performance Shares, i.e. 250 multiplied with 75%, i.e. the simple average percentage of (i) the Yearly KPI Achievement Rate for the first Performance Period and (ii) the Yearly KPI Achievement Rate for the second Performance Period = (50% + 100%) / 2 = 187.5, to be scaled according to fractional presence on a daily basis, i.e. 187.5 x [50 / 365] = 25.68, i.e. commercially rounded 26). No Performance Shares will be allocated for the fourth Performance Period.

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§ 8 Adjustments to the LTI Plan

(1)
The Board of Directors – upon prior approval of MorphoSys AG – may amend the Plan Conditions at any time for future Grants. Supplemental changes during the performance or pay-out period will not be valid without the respective Participant’s consent.

(2)	Any changes and supplements to the Plan Conditions and all agreements respective to the LTI Plan must be made in writing.

§ 9 Applicable Law, Court of Jurisdiction

(1)
All rights and responsibilities arising out of the LTI Plan shall be governed by the laws of the Federal Republic of Germany with the exclusion of the conflict of laws (deutsches materielles Recht unter Ausschluss des Kollisionsrechts).

(2)
Exclusive court of jurisdiction for all disputes from or in connection with the LTI Plan and all issues set out in the Plan Conditions shall be Munich, provided that no mandatory legal regulations provide for a different court of jurisdiction.

§ 10 Miscellaneous

(1)
Should individual clauses of the Plan Conditions be or become invalid or non-feasible in part or in their totality, or should there be a gap in the Plan Conditions, this shall in no way affect the validity of the other Plan Conditions. The invalid or non-feasible clause shall, by way of supplementary contractual interpretation, be replaced by a valid and feasible clause which corresponds to the spirit and purpose of the invalid and non-feasible clause. In case of a gap, an appropriate clause will be determined, which corresponds to what would have been stipulated according to the spirit and purpose of the Plan Conditions, had the situation been addressed in the first place. This also holds true if the invalidity of a clause is based on a measurement of a benefit or time which has been standardised in the Plan Conditions. In these cases a legally allowed measurement of a benefit or time replaces the stipulated provision that comes closest to the initial intention.

(2)	Paragraph headings are solely for guidance and may not be drawn upon for interpretation purposes.

§ 11 Effectiveness

The provisions of the LTI Plan shall be effective as of 1 April 2019.

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Definitions

Allocation of Performance Shares
Establishment of the right of a Participant to request a transfer of shares (or – at the election of the Board of Directors upon prior approval of MorphoSys AG – of a cash settlement) to the individual bank depot / account after the lapse of a Performance Period, provided that all Plan Conditions are met.

Grant	Award of a right to receive Performance Shares, provided that all Plan Conditions are met.
Grant Date	Date on which the award of a right to receive Performance Shares is granted to a Participant, provided that all Plan Conditions are met.
MorphoSys Group	MorphoSys AG including any (direct or indirect) subsidiary with a minimum holding by MorphoSys AG of 50%.
Vorstand	(Members of) the Executive Board of MorphoSys AG.

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